Exhibit 5.1

April 28, 2023

Constellation Brands, Inc.

207 High Point Drive, Building 100

Victor, New York 14564

Re:	Registration Statement on Form S-3 filed on November 10, 2022 (SEC File No. 333-268289)

Ladies and Gentlemen:

We have acted as special counsel to Constellation Brands, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer and sale of $750,000,000 aggregate principal amount of 4.900% Senior Notes due 2033 (the “Notes”) as set forth in the Prospectus Supplement dated April 27, 2023 (the “Prospectus Supplement”) as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-268289) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act. The Notes will be issued under an Indenture dated as of April 17, 2012 (the “Base Indenture”), as amended and supplemented, including by the Supplemental Indenture No. 33 to be dated as of May 1, 2023 (as supplemented, the “Indenture”) among the Company and Manufacturers and Traders Trust Company, as trustee (the “Trustee”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We also have assumed the Indenture is the valid and legally binding obligation of the Trustee and that the Trustee is qualified under the Trust Indenture Act of 1939, as amended. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon the foregoing and subject to the qualifications and provisions set forth herein, we are of the opinion as of this date that the Notes have been duly authorized by the Company and when duly authenticated by the Trustee and executed, issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will be valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors and the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing, and the discretion of the court before which a proceeding is brought.

We have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ McDermott Will & Emery LLP